Exhibit 2
Directors and Executive Officers of
Schering Berlin Inc.

The following table sets forth the name, business address, citizenship and present principal occupation or employment of each of the directors and executive officers of Schering Berlin Inc. Unless otherwise indicated, the business address of each individual listed below is Schering Berlin Inc., 340 Changebridge Road, P.O. Box 1000, Montville, NJ 07045-1000, and the position listed is with Schering Berlin Inc. Directors are indicated by an asterisk.

Name and Business Address	Citizenship	Present Principal Occupation or Employment
Dr. Hubertus Erlen* Schering AG 13353 Berlin, Germany	Federal Republic of Germany	Chairman, Executive Board, Schering AG.
Dr. Karin Dorrepaal* Schering AG13353 Berlin, Germany	The Netherlands	Member, Executive Board, Schering AG.
Dr. Ulrich Köstlin* Schering AG 13353 Berlin, Germany	Federal Republic of Germany	Member, Executive Board, Schering AG.
Lutz Lingnau*	Federal Republic of Germany	Vice Chairman, President & Chief Executive Officer; Member, Executive Board, Schering AG.
Marc Rubin, MD*	United States of America	Vice Chairman, Member, Executive Board, Schering AG.
Dr. Jörg Spiekerkötter* Schering AG13353 Berlin, Germany	Federal Republic of Germany	Member, Executive Board, Schering AG.
Prof. Dr. Dr. h.c. Günter Stock* Schering AG 13353 Berlin, Germany	Federal Republic of Germany	Vice Chairman, Chief Scientific Officer, Member, Executive Board, Schering AG.
Wolfgang Kunze	Federal Republic of Germany	Executive Vice President, Finance & Chief Financial Officer.
Robert A. Chabora	United States of America	Secretary, Executive Vice President-Law and General Counsel; Secretary, Schering Berlin Venture Corporation.
John Nicholson	United States of America	Treasurer; Treasurer, Schering Berlin Venture Corporation.
Jorge Engel	Federal Republic of Germany	Executive Vice President and Assistant Secretary; President, Schering Berlin Venture Corporation.